Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form F-3 of XORTX Therapeutics Inc. (the “Company”), of our report dated April 7, 2022, on the consolidated statements of financial position of the Company as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2021, 2020 and 2019, and the related notes, included in the Company’s Amended Annual Report on Form 20-F for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

January 27, 2023